Exhibit 10.43
SETTLEMENT AGREEMENT
     This SETTLEMENT AGREEMENT (this “Settlement Agreement”) is made and entered into this 5th day of November, 2008 by and between SAMCO Holdings, Inc. (“Holdings”), SAMCO Financial Services, Inc. (“SFS”), and SAMCO Capital Markets, Inc. (“SCM,” and together with Holdings and SFS, “SAMCO”), on the one hand, and Penson Worldwide, Inc. (“PWI”) and Penson Financial Services, Inc. (“PFSI,” and together with PWI, “Penson”), on the other hand.
W I T N E S S E T H:
     WHEREAS, each of SAMCO and Mr. Roger J. Engemoen, Jr. (“Guarantor”) are parties in one or more of the proceedings listed on Exhibit A (the “Cases”) or have indemnification obligations owing to Penson in respect thereof; and
     WHEREAS, PWI and PFSI on their own behalf and on behalf of their respective affiliates, predecessors, representatives, shareholders, officers, directors, agents, successors and assigns (all of whom are, together with PFSI and PWI, referred to herein collectively as the “Penson Parties”), on the one hand, and Holdings, SFS and SCM on their own behalf and on behalf of their respective affiliates, predecessors, representatives, shareholders, officers, directors, agents, successors and assigns (all of whom are, together with Holdings, SFS and SCM, referred to herein collectively as the “SAMCO Parties”), desire to set forth below the terms on which the parties will, upon full and complete satisfaction of the terms of this Settlement Agreement, resolve and satisfy their obligations to each other to the extent set forth in this Settlement Agreement;
     NOW, THEREFORE, in consideration of the payments, promises, guaranties, covenants and agreements as set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:
     1. SAMCO Payments and Guaranty. In connection with the resolution of potential disputes between certain SAMCO Parties and Penson Parties, each of the SAMCO Parties agrees and acknowledges that any and all payments made by the SAMCO Parties to PFSI under Section 1 are made against undisputed obligations due and owing to one or more of the Penson Parties by one or more of the SAMCO Parties and, accordingly, such payments shall not be returned, nor shall any SAMCO Party make claim against any such payment after it has been delivered to PFSI. However, to the extent partial payments are made, such payments shall be credited towards any obligations that are due and owing. Each of the SAMCO Parties hereby covenants to do the following:
•	No later than February 15, 2009, the SAMCO Parties, or any one or more of them, shall pay to PFSI an aggregate of $714,000 in immediately available funds (the “First Payment”);

•	In addition to the First Payment and the waiver of rights with respect to the LLC

Funds (defined below), the SAMCO Parties, or any one or more of them, shall also pay to PFSI, as settlement payments in respect of the SAMCO Parties’ obligations to indemnify the Penson Parties in respect of the Cases, an aggregate additional amount of $2,165,243, of which $600,000 shall be paid no later than June 15, 2009, and $1,565,243 shall be paid no later than December 31, 2009 (such amounts, together with the First Payment and the waiver with respect to the LLC Funds, referred to herein as the “Settlement Payment”) (notwithstanding anything to the contrary herein, to the extent any indemnification obligations of any SAMCO Parties shall be less than the amount of any Settlement Payment due at the dates set forth herein, the date such portion of such Settlement Payment shall be due shall be deferred to the date when indemnification obligations have matured and are at least equal to the Settlement Payment due, it being further understood and agreed that the SAMCO Parties obligations hereunder shall not be deemed to have been completed until all of the Settlement Payment has been timely received by the applicable Penson Parties); and

•	Contemporaneously with the execution and delivery of this Settlement Agreement, Guarantor shall execute and deliver to PFSI the Guaranty, in the form attached hereto as Exhibit B (the “Guaranty”) and shall fully and completely pay and perform all of his obligations thereunder.
For purposes of this Settlement Agreement, the term “LLC Funds” shall mean an amount equal to $86,000, which PFSI owes to the SAMCO Parties in connection with the SAMCO Parties’ previous assignment to PFSI of the right to receive all economic interests attributable to PFSI’s interest in each of Capital Management, LLC and IBC Associates, L.L.C. The LLC Funds shall be deemed to have been paid in full as of the date of this Settlement Agreement.
     2. Release by the Penson Parties. Effective as of the date hereof, the Penson Parties shall be deemed to have waived any and all rights any Penson Party may hold, have held or could hold against any SAMCO Party, including, but not limited to any liability created by any indemnity, solely with respect to (i) any claims brought by persons or entities solely in their capacity as SFS customers, arising from events alleged to have occurred in the Cases; and (ii) any future claims brought by persons or entities solely in their capacity as SFS customers based upon substantially similar facts to those alleged to have occurred in one or more of the Cases, involving substantially the same causes of action and either the alleged actions and/or omissions of (A) Mr. Solow and/or his employees and/or other independent contractors with which he was associated while he was an independent contractor for SFS as in the Cases (whether or not such person or parties are actually impleaded in the Cases) or (B) other parties actually impleaded in one or more of the Cases. It is expressly agreed and acknowledged by the parties that (A) this Settlement Agreement in no way limits any claim the Penson Parties may have against any one or more of the SAMCO Parties with respect to any other matter not expressly covered by this Settlement Agreement and, notwithstanding the immediately preceding sentence to the contrary, the Penson Parties may continue to implead and/or assert cross claims against SFS into the Cases (and any future cases) and SFS shall not resist or refuse to be so impleaded on the basis of this Settlement Agreement, and (B) the SAMCO Parties shall otherwise remain obligated to pay (I)

their own defense costs with respect to the Cases (and any future cases) and (II) any judgments or arbitral awards by any court or arbitration panel actually rendered against the SAMCO Parties in the Cases (and any future cases) for acts or conduct caused or attributable to the SAMCO Parties.
     3. Release by the SAMCO Parties. Effective as of the date hereof, the SAMCO Parties each shall be deemed to have waived any and all rights any SAMCO Party may hold, have held or could hold against any Penson Party, including, but not limited to any liability created by any indemnity, arising from (i) events alleged to have occurred in the Cases; and (ii) any future liability or obligation of the Penson Parties, or any of them, relating to any future claims brought by persons or entities solely in their capacity as SFS customers based upon substantially similar facts to those alleged to have occurred in one or more of the Cases, involving substantially the same causes of action and either the alleged actions and/or omissions of (A) Mr. Solow and/or his employees and/or other independent contractors with which he was associated while he was an independent contractor for SFS as in the Cases (whether or not such person or parties are actually impleaded in the Cases), or (B) other parties actually impleaded in one or more of the Cases. It is expressly agreed and acknowledged by the parties that (A) this Settlement Agreement in no way limits any claim the SAMCO Parties may have against any one or more of the Penson Parties with respect to any other matter not expressly covered by this Settlement Agreement, and (B) the Penson Parties shall otherwise remain obligated to pay any judgments or arbitral awards by any court or arbitration panel actually rendered against the Penson Parties in the Cases (and any future cases) for acts or conduct caused or attributable to the Penson Parties.
     4. Financial Statements. Each of the SAMCO Parties shall deliver to PWI financial statements regarding such SAMCO Party’s financial operations and condition on a monthly basis, not later than the 25th day after the end of each month, which financial statements shall be certified to be true and correct by an officer of the applicable SAMCO Party. Such certified financial statements shall include all financial information reasonably requested by PWI. PWI’s rights under this Section 4 shall be in addition to, and not in limitation of, any contractual or other rights currently held by PWI or any of the Penson Parties.
     5. Termination. The Penson Parties may terminate this Settlement Agreement and, without limitation, revoke any relief afforded to the SAMCO Parties pursuant to Section 2, without liability and without returning any payments made to any of them hereunder: (i) upon written notice, should any of the SAMCO Parties and Guarantor default on any of their respective obligations under this Settlement Agreement or the Guaranty at any time; or (ii) immediately, without notice, upon SCM, Holdings or Guarantor becoming insolvent or filing for, or becoming subject to, bankruptcy proceedings or proceedings similar to bankruptcy and payments owed pursuant to this Settlement Agreement and/or the Guaranty are not timely paid as set forth in herein and therein (the occurrence of any of the foregoing events shall be deemed a “SAMCO Event of Default”). In addition to all other rights and remedies of the Penson Parties, should a SAMCO Event of Default occur relating to any payment required to be made pursuant to this Settlement Agreement, the SAMCO Parties shall pay interest on such unpaid amount at the Brokers Call Rate (announced from time to time by PFSI as applicable to its customers and payable on the basis of a year comprised of 365 days) from the date such payment was to have been made by the Guarantor through the date such amount is been paid.
     6. No Prior Assignment of Claim. Each of the SAMCO Parties and Guarantor, on the one hand, and the Penson Parties, on the other hand, hereby represents and warrants that it has not assigned to any third party any claims, demands, actions and/or causes of action that would otherwise be covered by or the subject of this Settlement Agreement.
     7. Authority. Each of the signatories hereto hereby represents and warrants that it has the power and authority to enter into this Settlement Agreement.
     8. Successors and Assigns. This Settlement Agreement is binding on and for the benefit of the parties and their respective successors and assigns. This Settlement Agreement may not be assigned by any party except that the Penson Parties may assign this Settlement Agreement to any successor in interest. Prior to the satisfaction of the SAMCO Parties obligations under this Settlement Agreement, no SAMCO Parties may engage in any transaction which would reasonably be expected to significantly adversely affect the ability of the SAMCO Parties to perform their obligations under this Settlement Agreement.
     9. Amendment. This Settlement Agreement may not be changed except in writing signed by the parties against whose interest such change shall operate.
     10. Governing Law. This Settlement Agreement shall be governed by the laws of the State of Texas as to all matters, including but not limited to matters of validity, construction, effect and performance, exclusive of the principles of conflict of laws thereof.
     11. Jurisdiction. This Settlement Agreement is executed and performable in part in Dallas County, Texas. Exclusive venue for all lawsuits or claims arising from this Settlement Agreement shall be in the civil district courts of Dallas County, Texas, and each party hereto agrees to not bring any such action in the courts of any State or County.
     12. Notice. All notices and other communications required or permitted by this Settlement Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
SAMCO Parties: Roger J. Engemoen, Jr.
6805 Capital of Texas Hwy, Suite 350
Austin, Texas 78731
Fax no.: (512) 231-8526
and

To: Roger J. Engemoen, Jr., as guarantor
1907 Georgia Landing Cove
Austin, Texas 78746
Penson Parties: Attn: Audit Committee Chairman
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Fax no.: (214) 765-1164
with a copy
to: Andrew B. Koslow
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Fax no.: (214) 765-1164
     13. Construction. In the event that any terms of this Settlement Agreement become subject to construction by any court or arbitration panel, the terms of the Settlement Agreement shall be construed reasonably, equally, equitably, and fairly with regard to all parties, and shall not be strictly construed against the released parties or against any party as the drafting party.
     14. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Settlement Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Settlement Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Settlement Agreement as to the parties and may be used in lieu of the original Settlement Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement as of the date first above written.

SAMCO Holdings, Inc.

By:	/s/ Roger J. Engemoen, Jr.
Name:	Roger J. Engemoen, Jr.
Title:	Chairman

SAMCO Financial Services, Inc.

By:	/s/ S. Jim Allen, Jr.
Name:	/s/ S. Jim Allen, Jr.
Title:	CEO

SAMCO Capital Markets, Inc.

By:	/s/ Roger J. Engemoen, Jr.
Name:	Roger J. Engemoen, Jr.
Title:	Chairman

Penson Worldwide, Inc.

By:	/s/ Andrew B. Koslow
Name:	Andrew B. Koslow
Title:	Authorized Signatory

Penson Financial Services, Inc.

By:	/s/ Andrew B. Koslow
Name:	Andrew B. Koslow
Title:	Authorized Signatory

Exhibit A
Cases

Exhibit B
GUARANTY
This Guaranty (the “Guaranty”) dated as of November 5, 2008, is made by the undersigned (“Guarantor”) in favor of Penson Financial Services, Inc. (“Penson”).
Guarantor has agreed to execute this Guaranty in favor of Penson as Guarantor will derive benefits from Penson’s entry into the Settlement Agreement with SAMCO Holdings, Inc., SAMCO Capital Markets, Inc. and SAMCO Financial Services, Inc. (the “SAMCO Affiliates”) dated the date hereof (the “Settlement Agreement”). Accordingly, to induce Penson to enter into the Settlement Agreement and to release obligations owing by any SAMCO Affiliates with respect to the Cases, Guarantor agrees as follows:
1.	Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to Penson, and its successors and assigns, the full and prompt payment of any and all amounts owed by any of the SAMCO Affiliates to Penson, pursuant to the Settlement Agreement a copy of which is attached hereto as Exhibit A. Guarantor’s Obligations (defined below) shall be due no later than 30 days after any default by any SAMCO Affiliate under the Settlement Agreement. Interest on all amounts due hereunder shall accrue if payment is not made when due by Guarantor at the Broker’s Call rate announced from time to time by Penson with respect to its clients (payable on the basis of a year comprised of 365 days) from the date such payments are due until the date paid. Notwithstanding anything to the contrary contained herein Guarantor shall never be obligated to pay more than an aggregate amount of $2,000,000 hereunder plus (i) interest on the amounts demanded by Penson at the rate provided for herein from the date of Penson’s demand hereunder until paid in full, to the extent accrued, and (ii) all fees and expenses of Penson incurred in connection with enforcing its rights against Guarantor hereunder, including reasonable attorney fees (collectively, the “Obligations”).

2.	Guarantor’s Liability. Guarantor’s liability hereunder shall be irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of the Obligations. Guarantor agrees as follows: (i) Guarantor’s liability hereunder shall not be contingent upon Penson’s exercise of any remedy it may have against any other person or entity (“Person”) or against any collateral for any Obligations, other than the thirty day grace period set forth herein; (ii) Guarantor’s payment of a portion, but not all, of the Obligations shall in no way limit or affect Guarantor’s liability for any unsatisfied portion of the Obligations; (iii) Guarantor’s liability shall remain in full force and effect and not be impaired or affected by any (A) insolvency, bankruptcy, reorganization, composition, assignment, liquidation or dissolution of any Person as allowed under applicable law, (B) limitation, discharge or cessation of liability of any Person for any Obligations under applicable law; (C) assignment or other transfer, in whole or in part, of any of Penson’s rights or interests under this Guaranty; and (D) claim, defense or setoff, other than that of prior performance that any Person may assert, including any defense of incapacity or lack of authority to execute a document as allowed under applicable law.

3.	Consents. Guarantor hereby consents and agrees that, without notice to or assent from Guarantor: (i) the time, manner, place or terms of any payment and/or performance under any agreement with any SAMCO Affiliate may be extended or changed; and (ii) Penson may release, in whole or in part, any Person liable for any part of the Obligations or exercise or refrain from exercising any right or remedy of Penson even if the same results in the elimination of any right of subrogation or other right of Guarantor; in each case as Penson deems advisable without impairing or affecting this Guaranty.

4.	Obligations Not Affected; Waivers. Guarantor’s covenants, agreements and obligations under this Guaranty shall in no way be released, diminished, reduced, impaired or otherwise affected by reason of the happening from time to time of any of the following things, for any reason, whether by voluntary act, operation of law or order of any competent governmental authority and whether or not Guarantor is given any notice or is asked for or gives any further consent (all requirements for which, however arising, Guarantor hereby waives): (i) any right to require Penson to proceed against another Person; or (ii) the defense of the statute of limitations in any action hereunder and any right of set off or counterclaim or other defense or benefit afforded by applicable law in favor of sureties or guarantors (iii) failure, omission, delay, neglect, refusal or lack of diligence by Penson to assert, enforce, give notice of intent to exercise—or any other notice with respect to—or exercise any right, privilege, power or remedy conferred Penson or any other Person in any of the Cases or by law or action on the part of Penson or any other Person granting indulgence, grace, adjustment, forbearance or extension of any kind to any Person, or (iv) death, legal incapacity, disability, voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, change in corporate or organizational status, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt or other similar proceedings of or affecting any SAMCO Affiliate or any of the assets of any SAMCO Affiliate, even if any of the indebtedness of any SAMCO Affiliate is thereby rendered void, unenforceable or uncollectible. The Obligations shall conclusively be deemed to have been contracted and permitted to exist in reliance upon this Guaranty. Guarantor waives diligence, presentment, protest, demand for payment, notice of default dishonor or nonpayment to or upon any other Person in respect of the Obligations.

5.	Subrogation. Until all payments required under the Settlement Agreement have been made, Guarantor shall not have or directly or indirectly exercise, (i) any rights of subrogation, or (ii) any rights of contribution, indemnification, reimbursement or suretyship claims arising out of this Guaranty. If any amount shall be paid to Guarantor on account of the forgoing rights at any time when any Obligations are outstanding, such amount shall be held in trust for Penson’s benefit and shall be forthwith paid to Penson in respect of the Obligations. It is expressly agreed and acknowledged that in no way shall this Guaranty affect Guarantor’s rights to receive any (A) director and officer or other insurance protections afforded to him through policies held by any of Penson or its affiliates for any claims against him in his individual capacity including, but not limited to, insurance for the Claims set forth in Exhibit A to the Settlement Agreement or (B) any indemnity payments based on indemnification rights existing by agreement or under applicable law.

6.	Continuing Guaranty; Set Off. Guarantor agrees that this Guaranty is a continuing guaranty relating to all Obligations and acknowledges that this Guaranty shall remain in full force and effect even during periods when no Obligations exist. To the extent any Obligation performed is rescinded, such Obligation shall be revived in full force and effect without reduction or discharge with respect to Guarantor. Penson shall also have the unlimited right to setoff any amounts owed to it by Guarantor against any obligation of Penson to Guarantor. This Guaranty is a guaranty of payment and not merely a guaranty of collection.

7.	Payments. All payments made by Guarantor shall be applied in such order as Penson shall elect. Guarantor shall make all payments without deduction, set off or counterclaim and Guarantor hereby waives any common law or contractual right of offset against Penson with respect to the Obligations. Penson shall not be required to provide notice with respect to any claim under this Guaranty but shall, upon Guarantor’s request, provide reasonable evidence of the occurrence of payments by Penson with respect to the Obligations created under this Guaranty. Obligations shall be deemed to arise 30 days after any default by any SAMCO Affiliate under the Settlement Agreement in accordance with the terms of the Settlement Agreement. Guarantor agrees that, if at any time all or any part of any payments previously received by Penson from Guarantor must be returned by Penson — or recovered from Penson — for any reason (including the order of any bankruptcy court), this Guaranty shall automatically be reinstated to the same effect as if the prior application had not been made.

8.	Financial Information/Other Covenants. Guarantor represents and warrants to Penson that (i) Guarantor has sufficient assets to pay the Obligations based on information previously provided to Penson and (ii) so long as this Guaranty is in effect, Guarantor shall furnish to Penson such information from time to time relating to Guarantor’s financial condition as Penson may reasonably request and will execute and deliver such further documents and perform such acts as Penson shall deem necessary to effectuate the purposes of this Guaranty and shall reasonably request. Guarantor acknowledges and agrees that, as of the date of the Guaranty until such time as Penson shall determine otherwise, Guarantor shall deliver such financial information monthly by no later than the 25th day after the end of each such month. Guarantor covenants to maintain at all times a Net Worth (as hereinafter defined) equal to at least $10,000,000. “Net Worth” means the gross fair market value of total assets exclusive of amounts due from related parties and excluding all intangibles less total liabilities, which liabilities include but are not limited to estimated taxes on asset appreciation and any reserves or offsets against losses, all calculated in accordance with generally accepted accounting principles. Guarantor further covenants not to incur any (A) indebtedness other than that set forth on Schedule 1 hereto except to the extent such indebtedness would not exceed $6,000,000 in the aggregate or (B) liens on any indebtedness other than as that set forth on Schedule 1 hereto except to the extent the amount of such secured indebtedness would not exceed $6,000,000 in the aggregate (the terms

“indebtedness” and ‘liens” shall be broadly interpreted, respectively, to mean all indebtedness of any kind (including, without limitation, pursuant to guaranties) and all liens and security interests of any kind.

9.	Notices/Costs and Expenses. All notices hereunder shall be in writing and shall be mailed, sent via telecopy or delivered by hand (i) if to Penson to 1700 Pacific Ave., Suite 1400, Dallas, TX 75201, att: General Counsel and Audit Committee Chairman, telecopy (214) 765-1164 ; and (ii) if to Guarantor, at or it its address or telecopy number set forth below its name on the signature page hereof, or, in each case, to such other address or telecopy number as such party shall have designated in writing to the other party. All notices shall be effective upon receipt. Guarantor agrees to pay on demand all costs and expenses of Penson and fees and disbursements of counsel in connection with the enforcement of this Guaranty.

10.	Binding Effect; Entire Agreement; Amendments; Severability. This Guaranty shall be binding upon Guarantor and its successors, assigns, personal representatives, heirs and legatees; provided that Guarantor shall not have the right to assign or transfer Guarantor’s rights or obligations hereunder without Penson’s prior written consent. This Guaranty constitutes the entire agreement of Guarantor with respect to the matters set forth herein and supersedes any prior oral or written agreement with respect thereto. This Guaranty may not be modified without a written instrument executed by Guarantor and Penson. Whenever possible, each provision hereof shall be interpreted as to be effective and valid under all applicable laws and regulations. If, however, any provision hereof shall be prohibited under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition without affecting the remaining provisions hereof.

11.	Governing Law; Consent to Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas (without application of conflicts of laws principles). Any judicial proceeding brought by Guarantor against Penson on any dispute arising out of this Guaranty or any matter related hereto shall be brought solely in the appropriate state or Federal courts located in Dallas, Texas. Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the in personam jurisdiction of the state and Federal courts sitting in Dallas County, Texas, in each case with respect to any action or proceeding arising out of or relating to this Guaranty. Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any such court. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.	WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR AND PENSON EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE OBLIGATIONS.

13.	Relationship to SAMCO Affiliates. The value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligation of Guarantor incurred or arising under this Guaranty and all related agreements. Guarantor has determined that such liability and obligation may reasonably be expected to substantially benefit Guarantor directly or indirectly. Guarantor has had full and complete access to the underlying papers relating to the Obligations and all other papers executed by any obligor or any other Person in connection with the Obligations, has reviewed them and is fully aware of the meaning and effect of their contents. Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal. Guarantor has adequate means to obtain from SAMCO Affiliates on a continuing basis information concerning their financial condition, and is not depending on Penson to provide such information, now or in the future. Guarantor agrees that Penson shall have no obligation to advise or notify Guarantor or to provide Guarantor with any data or information,

14.	Guarantor Solvent. Guarantor is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or—to the best of Guarantor’s knowledge—against Guarantor. Guarantor’s liabilities and obligations under this Guaranty do not currently render Guarantor insolvent or cause Guarantor’s liabilities to exceed Guarantor’s assets.

15.	Guarantor Release. Effective as of the date of this Guaranty, Guarantor waives any and all rights he may hold, have held or could hold against any Penson Party (as defined in the Settlement Agreement), to recover any amount paid under this Guaranty or the Settlement Agreement, or any expense incurred under this

Guaranty or the Settlement Agreement. It is expressly agreed and acknowledged that in no way shall this Guaranty affect Guarantor’s rights to receive any (A) director and officer or other insurance protections afforded to him through policies held by any of the Penson Parties for any claims against him in his individual capacity including but not limited to, the Cases set forth on Exhibit A to the Settlement Agreement, or (B) any indemnity payments based on indemnification rights existing by agreement or under applicable law.
IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.
/s/ Roger J. Engemoen, Jr.
By: Roger J. Engemoen, Jr.
Address:
1907 Georgia Landing Cove
Austin, Texas 78746
/s/ Christine S. Engemoen
By: Christine S. Engemoen
[Spousal Consent]